Exhibit 99.1

JCPENNEY COMMENCES TENDER OFFER FOR 8% NOTES DUE MARCH 1, 2010

PLANO, Texas, April 14, 2009 -- J. C. Penney Company, Inc. (NYSE: JCP) (the “Company”), as co-obligor on the Notes (as defined below), and J. C. Penney Corporation, Inc. (a wholly owned subsidiary of the Company, and together with the Company, “J. C. Penney”), as issuer of the Notes, announced today the commencement of a tender offer to purchase up to $200 million aggregate principal amount of the outstanding 8% Notes due March 1, 2010 (CUSIP No. 708130 AA 7) (the “Notes”) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of April 14, 2009, and the accompanying Letter of Transmittal (together, the “Offer Documents”).  The Notes are listed on the New York Stock Exchange under the symbol “JCP 10.”

Certain Information Regarding the Tender Offer

The tender offer commenced today and will expire at 11:59 p.m., New York City time, on May 11, 2009, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”).  Holders of Notes that validly tender and do not validly withdraw their Notes on or before 5:00 p.m., New York City time, on April 27, 2009, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) will be eligible to receive the Total Tender Offer Consideration, which is equal to $1,010 per $1,000 principal amount of any Notes accepted for purchase pursuant to the Offer Documents.  Holders of Notes that validly tender their Notes after the Early Tender Date but on or prior to the Expiration Date will be eligible to receive the Tender Offer Consideration, which is equal to the Total Tender Offer Consideration minus an early tender premium of $30 per $1,000 principal amount of any Notes accepted for purchase pursuant to the Offer Documents.

Barclays Capital Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as dealer managers for the tender offer.  Questions regarding the tender offer may be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect).

D.F. King & Co., Inc. is acting as information agent for the tender offer.  Requests for copies of the Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers) or (800) 431-9633 (toll-free).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders.  This tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the tender offer.  The tender offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the tender offer.  The Offer Documents contain important information and should be read carefully before any decision is made with respect to the tender offer.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,101 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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